As filed with the Securities and Exchange Commission on August 24, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ALLTEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	34-0868285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Allied Drive, Little Rock, Arkansas 72202
(501) 905-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

________________________________

Alltel Corporation 2001 Equity Incentive Plan
(Full Title of the Plans)
________________________________

Francis X. Frantz
Executive Vice President and Secretary
One Allied Drive
Little Rock, Arkansas 72202
(501) 905-8111
(Name, address, including zip code and telephone number, including area code of agent for service)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered(3)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $1.00 per share	15,000,000	$61.34	$920,100,000.00	$108,295.77

(1)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the price of $61.34 per share, which was the average of the high and low price per share of Alltel Common Stock as reported on the New York Stock Exchange on August 18, 2005.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Alltel's Common Stock which become issuable under the Alltel Corporation 2001 Equity Incentive Plan (the "Plan") by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in the increase in the number of the outstanding shares of Alltel Common Stock.

(3)	Rights to purchase Series K Preferred Stock of Alltel Corporation are attached to and trade with the Alltel Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") have been or will be sent or given to participants in the plan listed on the cover of the Registration Statement (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed with the Commission are incorporated herein by reference as of their respective dates of filing:

Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for Alltel's latest fiscal year for which such statements have been filed;

Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005;

Current Reports on Form 8-K filed on January 10, 2005, January 11, 2005, February 15, 2005, March 3, 2005, March 7, 2005, July 6, 2005, July 26, 2005, August 1, 2005, August 10, 2005, and the Form 8-K filed on April 21, 2005 regarding the departure of Mr. Frank Reed from the board of directors; and

The description of Alltel's Common Stock and the related purchase rights contained in the registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

        In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Delaware General Corporation Law permits a Delaware corporation to indemnify directors, officers, employees, and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Delaware General Corporation Law permits a corporation to indemnify a director, officer, employee, or agent for expenses actually and reasonably incurred, as well as fines, judgments and amounts paid in settlement, in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Delaware General Corporation Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

        The Amended and Restated Certificate of Incorporation of Alltel (the "Certificate") provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time. Under the Certificate, any expansion of the protection afforded directors, officers, employees, or agents by the Delaware General Corporation Law will automatically extend to Alltel's directors, officers, employees, or agents, as the case may be.

        Article VII of the Certificate provides for the indemnification of directors, officers, agents, and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents, and employees, respectively. Article VII of the Certificate also requires Alltel, to the fullest extent expressly authorized by Section 145 of the Delaware General Corporation Law, to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

       In addition, as permitted under the Delaware General Corporation Law, Alltel has entered into indemnity agreements with its directors and officers. Under the indemnity agreements, Alltel will indemnify its directors and officers to the fullest extent permitted or authorized by the Delaware General Corporation Law, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of Alltel's directors and officers' liability and company reimbursement insurance policy, directors and officers of Alltel are insured against certain liabilities, including liabilities arising under the Securities Act of 1933. Alltel will indemnify such directors and officers under the indemnity agreements from all losses arising out of claims made against them, except those based upon illegal personal profit, recovery of short-swing profits, or dishonesty; provided, however, that Alltel's obligations will be satisfied to the extent of any reimbursement under such insurance.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        See the Exhibit Index following the signature page.

Item 9.    Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on August 24, 2005.

Alltel Corporation

By:	/s/ Scott T. Ford
Name:	Scott T. Ford
Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on August 24, 2005.

Signature	Title

/s/ Joe T. Ford* (Joe T. Ford)	Chairman of the Board
/s/ Scott T. Ford (Scott T. Ford)	President, Chief Executive Officer, and Director
/s/ Jeffery R. Gardner (Jeffery R. Gardner)	Chief Financial Officer - Executive Vice President (Principal Financial Officer)
/s/ Sharilyn S. Gasaway (Sharilyn S. Gasaway)	Controller (Principal Accounting Officer)
/s/ John R. Belk* (John R. Belk)	Director
/s/ William H. Crown* (William H. Crown)	Director
/s/ Dennis E. Foster* (Dennis E. Foster)	Director

/s/ Lawrence L. Gellerstedt, III* (Lawrence L. Gellerstedt, III)	Director
/s/ Emon A. Mahony, Jr.* (Emon A. Mahony, Jr.)	Director
/s/ John P. McConnell* (John P. McConnell)	Director
/s/ Josie C. Natori* (Josie C. Natori)	Director

/s/ Gregory W. Penske* (Gregory W. Penske)	Director
/s/ Warren A. Stephens* (Warren A. Stephens)	Director
/s/ Ronald Townsend* (Ronald Townsend)	Director
*BY:	/s/ Francis X. Frantz (Francis X. Frantz, Attorney-in-Fact)

EXHIBIT INDEX

                 The following exhibits are filed with this Registration Statement.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Alltel Corporation (incorporated herein by reference to Exhibit 3.1 to Registration Statement on Form S-4 filed March 25, 2005)

4.2	By-laws of Alltel Corporation, as amended as of January 29, 1998 (incorporated herein by reference to Exhibit 3(b) to Alltel's Form 10-K for the fiscal year ended December 31, 1997)

4.3	Rights Agreement dated as of January 30, 1997, between Alltel Corporation and First Union National Bank of North Carolina (incorporated herein by reference to Alltel's Registration Statement on Form 8-A (File No. 1-4996) filed February 4, 1997)

4.4	Amendment No. 1 to January 30, 1997 Rights Agreement dated as of February 2, 2005 between Computershare Investor Services, LLC and Alltel Corporation (incorporated herein by reference to Exhibit 4(a)(1) to Alltel's Form 10-Q for the fiscal quarter ended March 31, 2005)

5.1	Opinion of Kutak Rock LLP as to the legality of the shares being registered*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Powers of Attorney*

              *           Filed herewith.